UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 3, 2020

QSAM BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55148	20-1602779
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

420 Royal Palm Way, #100, Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(561) 693-1423

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2020, Tristan Peitz resigned as Director of the Company. The resignation was for personal reasons.

On December 30, 2020, the Company issued to its Chief Executive Officer, Executive Chairman, General Counsel, Vice President of Operations, and Senior Clinical Advisor, an aggregate of 7,650 shares of the Company’s Series E-1 Incentive Preferred Stock (the “Series E-1 Preferred Shares”), pursuant to five separate Issuance Agreements. The shares of Series E-1 Preferred Stock vest between six months and two years from the date of issuance. Terms of the Series E-1 Preferred Shares are described in Item 5.3 below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company filed an amendment to its Articles of Incorporation to authorize the issuance of up to 8,500 shares of Series E-1 Preferred Stock on December 3, 2020 pursuant to a Certificate of Designation. The Series E-1 Preferred Shares are incentive-based vesting and forfeitable securities that provide the holders the right in the aggregate to receive an “earnout” equal to 20% of the total considerable received by the Company in the instance of a sale or sub-license of its core licensed radiopharmaceutical technology, or sale or merger of the Company, which is paid on a priority, senior basis. In addition, the holders of the Series E-1 Preferred Shares can convert their preferred stock at anytime or after an event leading to the earnout into an aggregate of 8.5 million common shares. The holders of the Series E-1 Preferred Stock have the right to vote along with the common stockholders based on the common conversion amount of their holdings, and have the right to nominate two members of the Board of Directors. Additional rights and protections with respect to approval of a sale of the Company or its assets, increasing the Board size, issuance of more senior securities and other typical preferred stock protections also are provided in the Certificate of Designation.

On December 29, 2020, the Company filed an amendment to its Articles of Incorporation to authorize the issuance of up to 2,500 shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”) pursuant to a Certificate of Designation. The Series B Preferred Shares are expected to be issued to accredited investors in connection with a private placement of up to $2.5 million. The Series B Preferred Shares provide the holders a 10% annual PIK dividend, a liquidation preference equal to the par value of the shares ($1,000 per share) followed by the right to participate with the common stockholders in the instance of a liquidation or other exit event, and provide the holders the right to vote along with the common holders based on the common conversion amount of their holdings. The Series B Preferred Shares are convertible into common stock at a price of $0.16 per share, subject to anti-dilution protections in the case of certain issuances of securities below that conversion price. The Series B Preferred Shares are not redeemable.

The above represents a summary of the Series B Preferred Shares and the Series E-1 Preferred Shares and Issuance Agreement, and are qualified in their entirety by reference to the full documents filed as Exhibits 3.1, 3.2 and 10.1, respectively, to this Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Certificate of Designations for the Series B Convertible Preferred Stock
3.2	Certificate of Designation for the Series E-1 Incentive Preferred Stock
10.1	Form of Issuance Agreement for the Series E-1 Incentive Preferred Stock

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QSAM Biosciences, Inc.

		By:	/s/ Christopher Nelson
Christopher Nelson
General Counsel

Date:	December 31, 2020

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Designations for the Series B Convertible Preferred Stock
3.2	Certificate of Designation for the Series E-1 Incentive Preferred Stock
10.1	Form of Issuance Agreement for the Series E-1 Incentive Preferred Stock